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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 25, 2018 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2018.

The Company reported net income of $396,000 for the three months ended March 31, 2018, compared to net income of $300,000 for the three months ended March 31, 2017. Net income for the six months ended March 31, 2018 was $725,000 compared to net income of $648,000 for the six months ended March 31, 2017.

The net income per share was $0.07 for the three months ended March 31, 2018 compared to $0.05 for the three months ended March 31, 2017. Net income per share was $0.12 for the six months ended March 31, 2018 compared to $0.11 for the six months ended March 31, 2017.

“The second quarter of our fiscal year produced another strong performance for Magyar Bank”, stated John Fitzgerald, President and Chief Executive Officer.  “Net income for the quarter ended March 31, 2018 increased 32% compared to the same period last year as a result of an increase in loans and recent interest rate hikes.  This, along with the Bank’s ability to manage our funding costs in a rising rate environment, led to a 10 basis point increase in our net interest margin for the three month period ending March 31, 2018 compared to March 31, 2017.”

Mr. Fitzgerald added, “We continue to see improvement in our levels of non-performing assets which declined 15% in the first six months of our fiscal year thanks to the sale of three properties during this time. With continued improvement in our core earnings and further reduction in our levels of non-performing assets, we expect earnings to continue to improve during the second half of our fiscal year.”

Results from Operations for the Three Months Ended March 31, 2018

Net income increased $96,000, or 32.0%, during the three-month period ended March 31, 2018 compared with the three-month period ended March 31, 2017 primarily due to higher net interest and dividend income.

Net interest and dividend income increased $291,000 to $4.8 million for the three months ended March 31, 2018 from $4.5 million for the three months ended March 31, 2017. The Company’s net interest margin increased by 10 basis points to 3.50% for the quarter ended March 31, 2018 compared to 3.40% for the quarter ended March 31, 2017. The yield on interest-earning assets increased 17 basis points to 4.25% for the three months ended March 31, 2018 from 4.08% for the three months ended March 31, 2017 due to higher balances of loans receivable as well as higher market interest rates between the two periods. The cost of interest-bearing liabilities increased 11 basis points to 0.95% for the three months ended March 31, 2018 from 0.84% for the three months ended March 31, 2017 due to higher average balances in interest-bearing deposits and higher market interest rates.

Interest and dividend income increased $423,000, or 7.8%, to $5.9 million for the three months ended March 31, 2018 from the three months ended March 31, 2017. The increase was attributable to an $18.6 million, or 3.4%, increase in the average balance of interest-earning assets in addition to a 17 basis point increase in the yield on such assets to 4.25% for the quarter ended March 31, 2018 compared with the prior year period. Interest expense increased $132,000, or 14.6%, to $1.0 million for the three months ended March 31, 2018 from $904,000 for the three months ended March 31, 2017. The average balance of interest-bearing liabilities increased $5.8 million, or 1.3%, between the two periods, while the cost on such liabilities grew 11 basis points to 0.95% for the quarter ended March 31, 2018 compared with the prior year period.

The provision for loan losses was $257,000 for the three months ended March 31, 2018 compared to $403,000 for the three months ended March 31, 2017. The provision for loan losses decreased during the current period compared with the prior year period due to lower net charge-offs, which were $25,000 for the three months ended March 31, 2018 compared to $260,000 for the three months ended March 31, 2017.

Other income decreased to $369,000 during the three months ended March 31, 2018 compared to $440,000 for the three months ended March 31, 2017. The decrease was primarily attributable to lower service charge income, which decreased $94,000 from the prior year period due primarily to lower loan prepayment penalties. Partially offsetting the reduction were higher gains from loan sales and other operating income. The Company recorded gains totaling $30,000 from the sale of guaranteed portions of SBA loans during the three months ended March 31, 2018, compared with $25,000 for the prior year period. Other operating income increased $15,000 between periods from higher rental income.

During the three months ended March 31, 2018, other expenses increased $307,000, or 7.6%, to $4.4 million from the three months ended March 31, 2017. Compensation and benefit expense increased $173,000, or 7.6%, from the prior year period due to the opening of the Bank’s seventh branch location in June of 2017 as well as annual merit increases for employees. The opening of the Bank’s Edison, NJ branch also contributed to an increase in occupancy and data processing expenses between periods. In addition, OREO expenses increased $92,000 to $168,000 for the three months ended March 31, 2018 from $76,000 for the prior year period due to higher valuation allowances resulting from updated real estate appraisals. Offsetting these increases were decreases in FDIC insurance premiums, which declined $33,000, and professional fees, which declined $24,000.

The Company recorded tax expense of $182,000 for the three months ended March 31, 2018, compared with $219,000 for the three months ended March 31, 2017. The decrease reflected the lower corporate tax rate resulting from the Tax Cuts and Jobs Act that was signed into law December 22, 2017. The Company’s effective tax rate for the three months ended March 31, 2018 was 28.6% compared with 42.2% for the three months ended March 31, 2017.

Results from Operations for the Six Months Ended March 31, 2018

Net income increased $77,000, or 11.9%, to $725,000 during the six-month period ended March 31, 2018 compared with $648,000 for the six-month period ended March 31, 2017 due to higher net interest and dividend income.

Net interest and dividend income increased $636,000 to $9.6 million for the six months ended March 31, 2018 from $9.0 million for the six months ended March 31, 2017. The Company’s net interest margin increased by 12 basis points to 3.47% for the six months ended March 31, 2018 compared to 3.35% for the six months ended March 31, 2017. The yield on interest-earning assets increased 19 basis points to 4.22% for the six months ended March 31, 2018 from 4.03% for the six months ended March 31, 2017 due to higher balances of loans receivable as well as higher market interest rates between the two periods. The cost of interest-bearing liabilities increased 11 basis points to 0.95% for the six months ended March 31, 2018 from 0.84% for the six months ended March 31, 2017 due to higher average balances in interest-bearing deposits and higher market interest rates.

Interest and dividend income increased $904,000, or 8.3%, to $11.7 million for the six months ended March 31, 2018 compared to the six months ended March 31, 2017. The average balance of interest-earning assets increased $18.7 million, or 3.5%, while the yield on such assets increased 19 basis points to 4.22% for the six months ended March 31, 2018 compared with the prior year period. Interest expense increased $268,000, or 14.7%, to $2.1 million for the six months ended March 31, 2018. The average balance of interest-bearing liabilities increased $7.5 million, or 1.7%, between the two periods while the cost on such liabilities increased 11 basis points to 0.95% from 0.84%.

The provision for loan losses was $506,000 for the six months ended March 31, 2018 compared to $733,000 for the six months ended March 31, 2017. Net charge-offs were $213,000 for the six months ended March 31, 2018 compared to $476,000 for the six months ended March 31, 2017.

The loan charge-offs during the six months ended March 31, 2018 resulted from write-downs of non-performing loans deemed impaired during the period. Four non-performing loans totaling $628,000 were written down by $322,000 based on updated valuations of the loans. In addition, there were loan recoveries totaling $109,000 received during the six month period.

Other income increased $112,000, or 12.4%, to $1.0 million for the six months ended March 31, 2018 compared to the prior year period. The increase was primarily attributable to higher gains from the sale of loans and investments, which increased $212,000 from the prior year period. The Company recorded gains totaling $216,000 from the sale of guaranteed portions of SBA loans and $107,000 from the sale of investment securities during the six months ended March 31, 2018, compared with $111,000 in loan gains for the prior year period. Offsetting these increases were lower service charges, which decreased $108,000 to $480,000 for the six months ended March 31, 2018 due to lower loan prepayment fees.

Other expenses increased $610,000, or 7.5%, to $8.7 million during the six months ended March 31, 2018 from the six months ended March 31, 2017. Compensation and benefit expense increased $309,000, or 6.9%, from the prior year period due to the opening of the Bank’s seventh branch location in June of 2017 as well as annual merit increases for employees. The opening of the Bank’s Edison, NJ branch also contributed to an increase in occupancy, data processing and other expenses between periods. In addition, OREO expenses increased $145,000 to $400,000 for the six months ended March 31, 2018 from $255,000 for the prior year period due to higher valuation allowances resulting from updated real estate appraisals. Offsetting these increases were decreases in FDIC insurance premiums, which declined $53,000, and professional fees, which declined $36,000.

The Company recorded tax expense of $746,000 for the six months ended March 31, 2018, compared with $458,000 for the six months ended March 31, 2017. The increase was the result of higher income from operations and a $306,000 charge resulting from the write-down of deferred tax assets due to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, which lowered the Company’s federal income tax rate from 34% to 21%. The Company’s effective tax rate for the six months ended March 31, 2018 was 28.6% compared with 41.4% for the six months ended March 31, 2017.

Balance Sheet Comparison

Total assets increased $4.9 million, or 0.8%, to $607.9 million during the six months ended March 31, 2018 from $603.0 million at September 30, 2017. The change was primarily attributable to a $13.0 million increase in net loans receivable, offset by a $5.0 million decrease in cash and cash equivalent balances and a $2.4 million decrease in investment securities.

Cash and interest bearing deposits with banks decreased $5.0 million, or 22.3%, to $17.3 million at March 31, 2018 from $22.3 million at September 30, 2017 to fund loan originations during the six months ended March 31, 2018.

Total loans receivable increased $13.3 million during the six months ended March 31, 2018 to $487.3 million and were comprised of $214.3 million (44.0%) commercial real estate loans, $176.5 million (36.2%) one-to-four family residential mortgage loans, $49.3 million (10.1%) commercial business loans, $22.9 million (4.7%) construction loans, $18.6 million (3.8%) home equity lines of credit and $5.7 million (1.2%) other loans.

Total non-performing loans decreased $1.1 million to $1.3 million at March 31, 2018 from $2.4 million at September 30, 2017. The ratio of non-performing loans to total loans decreased to 0.26% at March 31, 2018 from 0.50% at September 30, 2017.

Included in the non-performing loan totals were six residential mortgage loans totaling $1.0 million, one commercial business loan totaling $123,000, one commercial real estate loans totaling $85,000, and one home equity line of credit totaling $39,000.

During the six months ended March 31, 2018, the allowance for loan losses increased $294,000 to $3.8 million. The allowance for loan losses as a percentage of non-performing loans increased to 298% at March 31, 2018 compared with 147% at September 30, 2017. At March 31, 2018 the Company’s allowance for loan losses as a percentage of total loans was 0.77% compared with 0.73% at September 30, 2017. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $2.4 million to $60.8 million at March 31, 2018 from $63.2 million at September 30, 2017. The Company purchased $4.9 million of U.S. Government-sponsored enterprise obligations, sold securities totaling $3.3 million and received calls and principal repayments totaling $3.6 million during the six months ended March 31, 2018.

Other real estate owned decreased $905,000 to $10.2 million at March 31, 2018 from $11.1 million at September 30, 2017. The decrease was the result of the four sales totaling $815,000 and valuation allowances totaling $273,000. Offsetting the decreases were improvements to properties totaling $182,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Total deposits increased $1.6 million, or 0.3%, to $516.8 million during the six months ended March 31, 2018. The increase in deposits occurred in money market accounts, which increased $8.9 million, or 6.5%, to $146.5 million, non-interest bearing checking accounts, which increased $7.3 million, or 7.4%, to $106.0 million and in interest-bearing checking accounts, which increased $4.8 million, or 11.0%, to $48.3 million. Offsetting these increases were decreases in certificates of deposit (including individual retirement accounts) which decreased $9.9 million, or 7.7%, to $118.1 million, and in savings accounts, which decreased $9.6 million, or 8.9%, to $97.8 million.

Included with the total deposits at March 31, 2018 and September 30, 2017 were $10.3 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances increased $2.0 million to $33.9 million at March 31, 2018 from $31.9 million at September 30, 2017 to fund growth in the net loans receivable.

The Company’s book value per share increased to $8.59 at March 31, 2018 from $8.50 at September 30, 2017. The increase was due to the Company’s results of operations for the six months ended March 31, 2018.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017

Income Statement Data:
Interest and dividend income	$5,857	$5,434	$11,744	$10,840
Interest expense	1,036	904	2,092	1,824
Net interest and dividend income	4,821	4,530	9,652	9,016
Provision for loan losses	257	403	506	733
Net interest and dividend income after
provision for loan losses	4,564	4,127	9,146	8,283
Non-interest income	369	440	1,016	904
Non-interest expense	4,355	4,048	8,691	8,081
Income before income tax expense	578	519	1,471	1,106
Income tax expense	182	219	746	458
Net income	$396	$300	$725	$648

Per Share Data:
Basic earnings per share	$0.07	$0.05	$0.12	$0.11
Diluted earnings per share	$0.07	$0.05	$0.12	$0.11
Book value per share, at period end	$8.59	$8.29	$8.59	$8.29

Selected Ratios (annualized):
Return on average assets	0.26%	0.20%	0.24%	0.22%
Return on average equity	3.18%	2.51%	2.89%	2.69%
Net interest margin	3.50%	3.40%	3.47%	3.35%

	March 31,	September 30,
	2018	2017
Balance Sheet Data:
Assets	$607,887	$603,044
Loans receivable	487,434	474,168
Allowance for loan losses	3,769	3,475
Investment securities - available for sale, at fair value	23,708	11,815
Investment securities - held to maturity, at cost	37,082	51,368
Deposits	516,754	515,201
Borrowings	33,905	31,905
Shareholders' Equity	50,027	49,457

Asset Quality Data:
Non-performing loans	$1,264	$2,358
Other real estate owned	10,151	11,056
Total non-performing assets	11,415	13,414
Allowance for loan losses to non-performing loans	298.18%	147.37%
Allowance for loan losses to total loans receivable	0.77%	0.73%
Non-performing loans to total loans receivable	0.26%	0.50%
Non-performing assets to total assets	1.88%	2.22%
Non-performing assets to total equity	22.82%	27.12%